PRODUCT MARKETING AGREEMENT

THIS AGREEMENT is made this 23rd day of November, 2010 by and between China Ventures Inc, (CV) a Nevada corporation with offices located at Sichuan, Chengdu 641001 Ren Min Nan Lu 4 duan 27 hao, Shang Ding Guoji 2 dong 1 danyuan 1015 (Hereinafter “CV” or “MiUSA”), and EnviraTrends, Inc., a Wyoming corporation with offices located at 1900 Main St., Suite 312, Sarasota, FL  34236 (hereinafter “Product Company”).

WITNESSETH:

WHEREAS, PRODUCT COMPANY desires to engage CV to assist in introducing its products into the China market;

WHEREAS, CV has established a methodology to introduce the products of US companies into the China market through its Made in the USA Project (MiUSA); and

WHEREAS, PRODUCT COMPANY is willing and able to provide Product(s) to the MiUSA Project of CV in order to test the China market in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.	Duties of PRODUCT COMPANY.
i.
PRODUCT COMPANY will deliver to CV’s warehouse in Chengdu China the Product(s) set forth in Exhibit I in the quantities so specified.  The Product(s) will be packaged for immediate retail sample and sale. By mutual agreement, the Products may be manufactured in China and delivered to CV’s warehouse in Chengdu.

ii.	PRODUCT COMPANY will pay the transportation and VAT and import duties for the Product(s) necessary to deliver the Product to the CV’s warehouse.
iii.	Product Company when requested by CV will supply the documents and information required by the SFDA necessary to register/license the Product(s) in China such as but not limited to the following:

▪	Registered trademark proof

▪	Product formulation (raw materials and auxiliary materials) and the sources of raw materials and auxiliary materials and use basis.

▪	Functional ingredients and the inspection method.

▪	Sketch of manufacturing technique and detailed specification and relevant research data.

▪	Product quality standard and the preparation of instructions

▪	Product packing material type, name, quality standards and selection basis

▪	Product labeling specifications

▪	Producing country’s relevant agencies documentary evidence that the product manufacturer conforms to local relevant manufacturing practices.

▪	Notarized production and sales for more than one year

▪	The producing country or International Organizations’ relevant standards related to the product.

▪	Sample of the product’s package, label, and instruction for the market of their producing country

2.	Duties of CV/MiUSA.

A.	Basic Services

i.
MiUSA will translate Product documentation as necessary and label and assist through China Customs Clearance.  MiUSA will rely upon all information supplied by Product Company for the label translation but will assume all liability for the accuracy of the translated label.

ii.	MiUSA will establish the Product in at least one brick-and-mortar retail destination. The MiUSA Project will collect the residual inventory and invoiced amount due for the Product Company.
iii.
MiUSA will develop a Pet memorial street Team necessary to promote the USA produced Product through a sample program in locations adjacent to the key outlets and during optimal foot-traffic timing periods.

iv.	MiUSA, through surveys, will deliver the findings to the Product Company enabling the Product Company to expand, augment, adjust or abandoned the market.
v.	MiUSA will introduce the Product to qualified distributors and sign a minimum of 5 (five) distributors for the Product distribution.
vi.
MiUSA will register/license the Product in China as a pet memorial product.  To acquire a registration/license is a minimum six months and maximum of eighteen months process. CV will not be responsible for the registration delay if the Product Company fails to provide the necessary documentation.

vii.	MiUSA will provide a private labeler to package and/or produce the Product domestically. The Product Company is under no obligation to accept or use the private labeler.

B.	Additional Services – the following additional services are available on a negotiated basis.

viii.	MiUSA will offer to assist in developing national distribution for welcomed products on terms to be negotiated between all parties separate from this Agreement.
ix.	MiUSA will assist in developing and translating external marketing and promotional materials locally and nationally. The MiUSA team is able to assist in China trade shows.
x.	MiUSA will translate promotional materials associated and provided with US manufactured products.

3.	Costs and Payment Terms

Cost of Services: $40,000 cash
Payment Terms:
1.      50% pre pay - $20,000 (does not cover the cost of the license estimated at $10,000, represents MiUSA’s risk)
2.      25% when order for 100 units of the product are placed stores are placed - $10,000 (verifiable);
3.      15% when distributor is signed - $6,000;
4.      10% when product is officially registered - $4,000

Payments are due upon execution of this Agreement.  MiUSA is only paid the last payment if all milestones set forth above are met.

If milestones 2, 3 and 4 are not met, Product Company is not liable for the amounts associated with such milestones, and MiUSA expressly waives any right to collect such amounts from Product Company.

4.
Term of Agreement.  The term of this Agreement is one (1) year and may be renewed for an additional term by mutual written agreement or until the registration/licensing of the Product is complete, whichever is later.

5.
Confidentiality:  The parties agree not to disclose any proprietary information of a confidential nature ("Confidential Information") concerning their business dealings to anyone other than authorized employees and agents of the parties either during or subsequent to the term of this Agreement. Confidential Information includes, but is not limited to proprietary data relating to the business affairs and operations, whether in writing, orally or by demonstration, including methods, procedures, compositions, material trade secrets and any product manufactured, related or developed in whole or in part therefrom.

6.
Due Authorization:  The parties represent that the execution and delivery by the each party to this Agreement, the performance and the consummation by both parties to the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of the each party.

7.	Miscellaneous

a.	Notices

i.  Any notice required to be given pursuant to this Agreement shall be in writing and mailed by certified or registered mail, return receipt requested, or delivered by a national overnight express service such as Federal Express, or by tele-fax communication with an acknowledgment by the recipient.

ii. Either party may change the address to which notice or payment is to be made by written notice to the other party under any provision of this Paragraph.

b.	Jurisdiction And Disputes

i.
All issues relating to this Agreement and their formation, performance and enforcement shall be governed by and construed in accordance with the substantive Laws of the State of Nevada of the United States of America, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

ii.
All disputes hereunder shall be resolved in the applicable state or federal courts of Nevada.  The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

c.	Agreement Binding On Successors
This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their heirs, administrators, successors, and assigns.

d.	Waiver
No waiver by either party of any default shall be deemed as a waiver of any prior or subsequent default of the same or other provisions of this Agreement.

e.	Severability
If any provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other provision and such invalid provision shall be deemed to be severed from the Agreement.

f.	Assignability
This Agreement and the rights and obligations hereunder are non-assignable by operation of law or otherwise except by mutual consent of the parties.

g.	Integration
This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties and is intended as a final expression of their Agreement.  It shall not be modified or amended except in writing signed by the parties hereto and specifically referring to this Agreement.

h.           Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

8.	Intellectual Property.

MiUSA shall not acquire any right in any of the Product Company's or its affiliates' trademarks, trade dress, copyrights, promotional slogans, trade names, designs, labels, color combinations, product shapes, and other distinctive features in the Products, or the promotional goods, advertisements and promotional activities used during the term of this Agreement in conjunction with the advertising, promotion, distribution, and sale of the Products (collectively, the "Intellectual Property"). MiUSA is hereby granted the right during the term of this Agreement to use the Intellectual Property in re-labeling, advertising, promoting, distributing, and selling the Products in the China market; provided, however, that Product Company may require MiUSA to submit representative samples of any use of such Intellectual Property to Product Company for approval, which approval shall be deemed given if Product Company does not provide MiUSA with written notice of reasonable objection within ten (10) days of receipt of such samples. Any and all rights that may be acquired in the Intellectual Property by the use of the Intellectual Property by MiUSA will inure to the sole benefit of Product Company or its affiliates as the owner(s) of the Intellectual Property. MiUSA shall promptly notify Product Company of any and all infringements of the Intellectual Property pertaining to the Products that may come to MiUSA's attention.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its hand and seal the day indicated.

China Ventures Inc.	EnviraTrends, Inc.

/s/ Russell Haraburda
By: Steven M Allemang	By: Russell Haraburda
Title: Asian Director	Title: President

Date: 2011/01/15	Date: 2011/01/15

EXHIBIT I - PRODUCT MARKETING AGREEMENT

Product(s):

Pet Memorials

Initial quantity delivered:
To be determined

Procedural Steps

1.	Identify Products
i.	Determine quantity for samples
ii.	If the product is a food item submit electronically ingredient label e-label@miusaproud.com to determine capability for export
iii.	Determine individual licensing requirements

2.	Determine Fee
3.	Complete and Sign Agreement
4.	Send (via or Fax) Fee and Agreement to:
FAX	(202) 318-7151

Fees:	CITI Bank
Washington, DC
Account Name:	China Ventures, Inc
Account Number 1549 0165
SWIFT: CITIUS33
Routing: 2540 70 116

5.	Manufacturer has Country of Origin certificate signed by local Chamber of Commerce office or Notarized by a local Notary

6.	Manufacturer completes Commercial Invoice
Made in USA Project
Xin Niu Yangzhi Youxian Zeren Gongsi
China, Sichuan Chengdu
Ren Min Nan Lu 4 duan 27 hao
Shang Ding Gou Ji 2-1-1015
Tel:    +86.28.8529.3170

On the initial sample order Commercial Invoice please include the cost extension BUT in the TOTAL amount enter, SAMPLE

7.	Manufacturer sends
a.	Samples
b.	Country of Origin Certificate
c.	Commercial Invoice

8.	Made In USA places products into the process.